Magellan Sampling Returns High-Grade Gold and Silver on Prospects Near SDA Mill, Nayarit State, Mexico

FOR IMMEDIATE RELEASE

                      June 27, 2017

Reno, Nevada – Magellan Gold Corporation (OTCQB:  MAGE) (“Magellan” or “the Company”) today commented on promising high-grade gold and silver assays obtained from prospects within trucking distance of the SDA Mill. The prospects were evaluated for their potential to supply high-grade ore to the mill. In March 2017, the Company entered into an option agreement to purchase the SDA Mill.

“We recently conducted initial sampling on ten prospects, three of which returned high-grade gold and silver assays”, said CEO Pierce Carson. “We intend to follow up on these as well as a number of other attractive opportunities of which we are aware. The mill lies within the rich Sierra Madre Occidental mineralized belt, which historically has yielded millions of ounces of precious metals and offers multiple high-grade gold and silver epithermal vein targets.

“Our program to evaluate and acquire promising sources of new ore will be an on-going effort in line with our corporate objectives of first, to develop lucrative high-grade ore for processing through the mill in place of toll ore, and second, to expand production above the current capacity of 200 tons per day. “

In April 2017, Company geologists visited and sampled ten prospects and collected 117 rock chip samples across epithermal veins. Results from all prospects returned anomalous gold and silver values. Highest individual values (not necessarily representative) ranged to 170.0 g/mt gold and 733.0 g/mt silver. Three prospects with encouraging results warrant follow-up.

The assay results from five adit samples from one of the prospects show an open-ended, 70+ meter long high-grade ore shoot. The ore shoot averages grades of 14.10 g/mt gold and 6.98 oz/mt silver over an average width of 0.82 meters. The vein is exposed for 200+ meters along strike. The 70+ meter long high grade portion is open along strike and at depth. This prospect will receive high priority for follow up.

In addition to the ten prospects the Company has sampled, a number of others have been identified for evaluation. One of these is a high-grade silver vein exposed in shallow workings and has been professionally sampled. The vein averages 1,200 g/mt silver (38.6 oz/mt) over a minable width. It has been estimated that approximately 2,000 tonnes are “in sight” but strike and depth extent are unknown.

In March 2017, Magellan acquired a 150-day option to purchase the SDA Mill from Rose Petroleum plc (Aim;  ROSE) for consideration of $1.0 million in cash and $500,000 in restricted common stock of Magellan. The SDA Mill consists of an operational flotation plant, and a precious metals leach circuit and associated assets. The mill’s normal operation is based on sales of flotation concentrates to smelters, and payment for precious metals content. Historically the mill has operated for ten years, processing its own ore and also engaged in toll milling for third party ore producers.

Management believes acquisition of the SDA Mill and transformation of Magellan into a production company would substantially enhance shareholder value. Consummation of the mill purchase is subject to a number of conditions, among others the Company completing a financing, and there can be no assurance that the purchase will be completed.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals.  The Company has obtained an option to acquire the SDA flotation plant in the State of Nayarit, Mexico, and controls two precious metals exploration properties located in Arizona and in Peru.

The 100% owned Silver District Property in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District.  The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.  The Niñobamba Silver-Gold Property in central Peru, on which the Company has the right to earn a 50% interest, covers 9,027 acres and demonstrates potential for a large, bulk tonnage, silver-gold deposit.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.”  Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson (505) 463-9223

John Power (707) 884-3766